Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-106434, 333-109556, 333-139416, 333-189929, 333-198734, 333-202032, 333-217249, 333-221092, 333-248920, and 333-252267) and Form S-8 (Nos. 333-167204, 333-193312, 333-205855, 333-226462, 333-232541, and 333-276728) of Aspira Women’s Health Inc. (the Company) of our report dated March 28, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C

Boston, Massachusetts

March 29, 2024